Exhibit 23.1

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in Registration Statement Nos. 333-64353, 333-04417, 333-28121, 333-34310 and 333-34396 on Form S-8; Registration Statement No. 333-74910 on Form S-3; and Registration Statement Nos. 333-107781, 333-44935 and 333-106928 on Form S-4 of Fiserv, Inc. of our report dated January 24, 2003 (September 3, 2003 as to Notes 1 and 8) of Fiserv, Inc. (which report expresses an unqualified opinion and includes an explanatory paragraph as to the adoption in 2002 of Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets”), appearing in this Current Report on Form 8-K of Fiserv, Inc.

/s/ DELOITTE & TOUCHE LLP

Milwaukee, Wisconsin

September 3, 2003